Exhibit 5

December 10, 2009

Fiserv, Inc.

255 Fiserv Drive

Brookfield, WI 53045

Re:	Fiserv, Inc.; Registration Statement on Form S-8

Ladies and Gentlemen:

I have acted as counsel to Fiserv, Inc., a Wisconsin corporation (“Fiserv”), in connection with its Registration Statement on Form S-8 (the “Registration Statement”), filed under the Securities Act of 1933, as amended (the “Act”), relating to the proposed issuance of up to 10,200,000 shares (the “ESPP Shares”) of its Common Stock, $.01 par value (“Common Stock”), pursuant to the Fiserv, Inc. Amended and Restated Employee Stock Purchase Plan (the “ESPP”).

In connection with my representation, I have examined originals, or copies certified or otherwise identified to my satisfaction of such documents, corporate records and other instruments as I have deemed necessary or appropriate for purposes of this opinion, including the Restated Articles of Incorporation, as amended, and By-Laws, as amended and restated, of Fiserv and the ESPP.

Based upon the foregoing, I am of the opinion that the ESPP Shares, when issued by Fiserv pursuant to the terms and conditions of the ESPP, and as contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to me under “Legal Matters” in the Prospectus comprising a part of the Registration Statement. By giving the foregoing consent, I do not admit that I am an “expert” within the meaning of Section 11 of the Act or come within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Charles W. Sprague
Charles W. Sprague
Executive Vice President, General Counsel, Chief Administrative Officer and Secretary